Exhibit 99.3
Letter to DTC Participants Regarding the Offer to Exchange
Any and All Outstanding 9 3/4% Senior Subordinated Notes due 2014
for
9 3/4% Senior Subordinated Notes due 2014
of
iPAYMENT, INC.
Pursuant to the Prospectus dated                         , 2006
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON                         , 2006, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME
MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION DATE”).
TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR THE EXPIRATION DATE.
                    , 2006
To Securities Dealers, Commercial Banks
  Trust Companies and Other Nominees:
      Enclosed for your consideration is a Prospectus dated                     , 2006 (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) by iPayment, Inc., a Delaware corporation (the “Company”), to exchange up to $205,000,000 aggregate principal amount of its 9 3/4% Senior Subordinated Notes due 2014 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 9 3/4% Senior Subordinated Notes due 2014, issued and sold in a transaction exempt from registration under the Securities Act (the “Private Notes”), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.
      We are asking you to contact your clients for whom you hold Private Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Private Notes registered in their own name.
      Enclosed are copies of the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use in connection with the tender of Private Notes and for the information of your clients;

3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Private Notes and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date;

4. A form of letter that may be sent to your clients for whose accounts you hold Private Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer; and

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
      DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

      Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2006, unless extended by the Company. We urge you to contact your clients as promptly as possible.
      Pursuant to the Letter of Transmittal, each holder of Private Notes (a “Holder”) will represent to the Company that (i) the Exchange Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the Exchange Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any Exchange Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the Exchange Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) the Holder and each person receiving any Exchange Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the “Commission”) set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) and the Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991), as interpreted in the Commission’s no-action letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, (iv) the Holder and each person receiving any Exchange Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission and (v) neither the Holder nor any person receiving any Exchange Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of either of the Issuers, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes received in respect of such Original Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      The enclosed Instruction Letter contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations and warranties.
      You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.
      Additional copies of the enclosed material may be obtained form the Exchange Agent, at the addresses and telephone number set forth below.

By Registered or Certified Mail:	By Hand Delivery:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	608 2nd Avenue South
P.O. Box 1517	Northstar East Building — 12th Floor
Minneapolis, MN 55480	Minneapolis, MN 55402

By Overnight Courier or Regular Mail:	By Facsimile Transmission:
Wells Fargo Bank, N.A.	(612) 667-6282
Corporate Trust Operations
MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	Confirm by Telephone: (800) 344-5128

      Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.

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